Amendment to
The FBR Family of Funds
Distribution Plan

Effective __________________, the following amendment is hereby made to the Distribution Plan dated November 1, 2002 for the FBR Family of Funds.

1.         Schedule I of the Plan shall be amended to include the FBR Small Cap Technology Fund.

Schedule I

This Plan shall be adopted with respect to the following Funds of the FBR Family of Funds.

FBR Financial Services Fund
FBR Small Cap Financial Fund
FBR Small Cap Value Fund
FBR Technology Fund
FBR Small Cap Technology Fund